Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 16th day of June 2025.

BETWEEN:

VERSAHOLDINGS US CORP.

a corporation incorporated under the laws of Delaware

(Hereinafter called the “Employer”)

- and -

DAVID ROY TAYLOR

(Hereinafter called the “Executive”)

WHEREAS the Employer carries on the business of a United States Bank Holding Company;

AND WHEREAS the Executive is a key executive of the Employer and has made and continues to make valuable contributions to the Business;

AND WHEREAS the Executive has been employed with the Employer, or its affiliates and their successors, since January 18, 1993, most recently pursuant to the terms and conditions of an executive agreement dated December 3, 2024 (the “Former Agreement”) between the Executive and VersaBank, a corporation continued under the Bank Act (Canada) (hereinafter, “VersaBank”);

AND WHEREAS the Parties wish to continue the above mentioned employment relationship for their mutual benefits and wish to modify the terms and conditions of the employment relationship, effective June 16, 2025, by replacing the Former Agreement with this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the promises and the mutual covenants contained herein, including the increase to Base Salary (as defined herein) as set out in Section 4.1 (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

1.0 - INTRODUCTION

1.1           Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, unless the context otherwise requires:

(a)            “Agreement” shall mean this executive employment agreement and all instruments and schedules supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section or other subdivision; “Article”, “Section” or other subdivision of this Agreement means and refers to the specified Article,

Section or other subdivision of this Agreement.

(b)           “Board” shall mean the board of directors of VersaBank; provided that immediately following the completion of an Internal Reorganization the “Board” shall mean the board of directors of the entity that immediately following the Internal Reorganization is the direct or indirect parent of VersaBank that is listed for trading on the Nasdaq.

(c)           “Business” shall mean the businesses and affairs of the Employer, including the business and affairs of its subsidiaries and affiliates, VersaBank USA National Association and DRT Cyber Inc., as the same are carried on from time to time, and any affiliated entity of which the Employer requests the Executive act as a director or officer, which as of the date of this Agreement, includes VersaBank.

(d)           “Change of Control” shall mean the occurrence of any of the following events: (i) the sale of all or substantially all of the issued and outstanding shares of the Employer, except to an affiliate of the Employer; (ii) the sale of all or substantially all of the assets of the Employer except to an affiliate of the Employer; or (iii) the sale of all or substantially all of the assets of or a sale of the majority of the issued and outstanding shares of, in each case, the purchasing affiliate referred to in subsection (i) or (ii) above, except to an affiliate. “Change of Control” in this Agreement may also mean a change of control at law, or a determination by a stock exchange that the Employer or VersaBank is listed on or a relevant regulatory authority, as appropriate, that a change of control has occurred. Notwithstanding the foregoing, any reorganization of the Employer and/or VersaBank resulting in the shareholders of VersaBank becoming direct or indirect shareholders of the Employer or any other new direct or indirect parent of VersaBank, in substantially the same relative ownership percentage as immediately prior to such reorganization (an “Internal Reorganization”), shall not be considered a Change of Control for purposes of this Agreement.

(e)            “Code” shall mean the Internal Revenue Code of 1986, as amended, including the Treasury regulations and other published guidance relating thereto

(f)	“Confidential Information” shall include, but not be limited to,

(i)    any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, trade secrets, production, purchasing, marketing, sales, personnel, customer, broker, supplier, or other information of the Employer or VersaBank;

(ii)   any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, supplier lists or documents of the Employer or VersaBank;

(iii)   any confidential information or trade secrets of any third party provided to the Employer or VersaBank in confidence or subject to other use or disclosure restrictions or limitations; and

(iv)   any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, which pertains to the Employer's or VersaBank’s affairs or interests or with whom or how the Employer or VersaBank does business. The Employer acknowledges and agrees that Confidential Information does not include information properly in the public domain, information that becomes known to the public through no fault of the Executive or becomes known to the Executive by disclosure from a third party who has a lawful right to disclose the information and has not received the information in confidence and the information does not constitute Confidential Information for said third party, provided that the Executive shall maintain such information in confidence during the Term of this Agreement.

(g)           “Designated Aircraft” shall mean the Executive’s personal aircraft and/or the Employer’s aircraft, as applicable.

(h)           “Employment” means the period during which the Executive performs work for the Employer. Any termination of Employment shall also be a “separation from service” as contemplated by subsection (a)(2)(A)(i) of Section 409A.

(i)            “Parties” shall mean the Employer and the Executive, and “Party” shall mean any one of them.

(j)            “Person” shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, limited liability company, cooperative, partnership, trust, unincorporated association, or governmental body; and pronouns when they refer to a Person shall have a similarly extended meaning.

(k)	“Section 409A” shall mean Section 409A of the Code.

(l)	“Termination Date” shall mean Executive’s last day of Employment.

1.2           Gender. Any reference in this Agreement shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

1.3           Currency. All the references in this Agreement to dollars or “$” unless otherwise specifically indicated are expressed in United States Dollars.

2.0 - APPOINTMENT AND TERM

2.1           Subject to the terms and conditions of this Agreement, the Employer will continue to employ the Executive in the position of Chief Executive Officer and the Executive hereby accepts such continuing employment and agrees to perform such reasonable duties as may be prescribed or specified from time to time by the Board, including as acting as an officer of VersaBank.

2.2           For greater certainty, it is agreed and confirmed that the Executive’s employment with the Employer and its affiliates commenced on January 18, 1993, and shall continue until terminated in accordance with the provisions of this Agreement (the “Term”).

3.0 - DUTIES AND RESPONSIBILITIES

3.1            As the Employer’s Chief Executive Officer, the Executive will continue to exercise the authorities, duties and responsibilities of the Chief Executive Officer of the Employer, and as delegated by the Board, to represent, manage and direct the operations of the Employer, subject always to the control and direction of the Board. In this capacity, the Executive must well and faithfully serve the Employer, and must make all efforts to protect and promote the Employer's goals and interests, as a fiduciary of the Employer. The Executive will obey and carry out all lawful direction given by the Board, as well as all by-laws, policies, rules, regulations and constating documents of the Employer as are in place from time to time.

3.2           The direct reporting relationship for the Executive will be to the Board and, as such, the Executive must regularly report to, and be accountable to, the Board.

3.3           The Executive shall normally be employed in Port Orange, Florida. However, in his sole discretion, the Executive may from time to time work from anywhere in the world to properly and effectively perform his duties and responsibilities, as reasonably assigned to him by the Board.

3.4           Unless granted prior written consent by the Board, the Executive must devote his working time, attention and ability to the Business, and the Executive must not be employed by, provide services to, or otherwise be engaged with, any other person or organization, except for subsidiaries of the Employer or any affiliate entities (including VersaBank) and his personal holding companies. Notwithstanding the foregoing, it is recognized that it will be a normal and expected part of the Executive's duties and responsibilities under this Agreement that the Executive may serve as a voluntary member on the board of directors or other governing body of other organizations and associations and/or otherwise represent the Employer on suitable external organizations, task groups, and committees.

3.5            In order to further the Business, the Executive will host, as is needed, gatherings at his premises. All costs associated with this will be reimbursed to the Executive by the Employer.

3.6           The Executive will undergo an annual medical examination. All costs associated with this medical examination and the annual fee for Executive Health Membership at a healthcare center, hospital or clinic of the Executive’s choosing will be reimbursed to the Executive by the Employer.

3.7           In order to further the Business, throughout the world, the Executive will have access to airplanes and maintain a multi-engine private pilot’s license with an instrument rating and appropriate endorsements. All costs associated with maintaining his multi-engine private pilot’s license with an instrument rating will be reimbursed to the Executive by the Employer.

3.8           The Executive will reimburse the Employer for each hour flown in a Designated Aircraft in relation to personal use on a pro rata basis concerning the aircraft’s direct normal operating costs. The Employer will submit a claim each year for the pro rata amount of these direct normal operating costs of the Designated Aircrafts to the Executive.

3.9           The Executive agrees to hire a personal assistant at his own cost.

4.0 - REMUNERATION

Subject to termination in accordance with this Agreement, the Employer agrees to provide the Executive with remuneration in line with executives in similar positions and with responsibilities at publicly traded companies, as follows:

SALARY

4.1            The Employer shall pay to the Executive an annual salary of $750,000 (the “Base Salary”), payable in 24 equal bi-monthly instalments. .. The Executive’s Base Salary shall be subject to payroll or other deductions as may be required at law. The Base Salary of the Executive shall be reviewed by the Board annually by December 31st of each year and on the basis of such review the Board may, at its sole discretion, revise the Executive's Base Salary herein, but to an amount not less than $750,000 per year. As well, the Board may determine to pay additional amounts to recognize additional work being carried out by the Executive.

VACATION

4.2           The Executive shall be entitled to six weeks’ vacation, in accordance with the Employer’s (or a subsidiary’s) Vacation Policy, as amended from time to time. The date or dates of such vacation shall be taken at the time or times as the Executive may determine, subject at all times to the operational needs and requirements of the Employer.

GROUP INSURANCE AND PENSION

4.3           The Executive shall be entitled to participate in the Employer’s group insurance benefit plans (“group insurance benefit plans”) as maintained from time to time for the benefit of senior executives of the Employer. These plans may include coverage for health, prescription drugs, group life and AD&D, dental, vision, short-term disability and long-term disability. The Executive shall be provided additional life and disability insurance coverage under individual policies of insurance, the premiums for which shall be paid by the Employer.

It is understood that the Employer’s responsibility for any group or individual insurance plans or policies is limited to the contribution of the Employer’s share of premiums and that the Employer is not the insurer of any benefits provided pursuant to such plans. The Executive understands and agrees that benefits may be provided in accordance with the formal plan documents or policies, and any issues with respect to entitlement or payment of benefits under any of the benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

OTHER PAYMENTS AND BENEFITS

4.4           The Executive shall be entitled to an annual payment derived in accordance with the Employer’s Pension Supplement Plan and the Employer’s Short-Term and Long-Term Incentive Award Program (collectively, the “Incentive Plans”). At the completion of each fiscal year of the Employer will determine the amount of this payment and it will be paid to the Executive. To be eligible for any payment under the Incentive Plans, the Executive must be Employed throughout the fiscal year to which it relates and on the date such payment is made under the applicable Incentive Plan. The Executive’s entitlement to payments under the Incentive Plans on termination from employment is governed by Article 6 of this Agreement.

4.5	RESERVED

METHOD OF PAYMENT

4.6           The Employer may pay any, or all, of the compensation owed to the Executive via one or more of its subsidiaries or affiliates. Any such arrangement is subject to the mutual agreement of the Parties.

5.0 – EXPENSES

5.1           The Employer will reimburse the Executive for all reasonable business-related expenses, including, but not limited to, expenses for public relations, conferences, courses, study tours, symposiums and related travel for the Executive, entertainment, incidental and other expenses actually and properly incurred by the Executive directly in the course of his employment with the Employer, in accordance with, and subject to, the Employer’s expense policies in effect from time to time. An expense report, along with appropriate statements, vouchers and receipts verifying such expenses, shall be submitted by the Executive for approval to the Chief Financial Officer of the Employer.

5.2           The Employer will provide the Executive with any technology (including, but not limited to, a smartphone, ipad and laptop computer) are reasonably required by the Executive in order to perform his duties and responsibilities under this Agreement. For greater certainty, all expenses related to this equipment, including, but not limited to the costs for smartphone services, long-distance charges and home internet connections, as are actually and properly incurred by the Executive in the course of his employment with the Employer, will be reimbursed by the Employer pursuant to this Article 5.

5.3           The Employer will directly pay for the costs for the Executive's annual professional dues for all professional associations necessary and appropriate in order for the Executive to perform his duties and responsibilities under this Agreement.

5.4	RESERVED

5.5           The expenses contemplated under this Article 5 that are paid for by the Executive shall be reimbursed to the Executive regardless of any termination of this Agreement or the employment of the Executive hereunder.

6.0 –TERMINATION

6.1           The Executive may voluntarily retire from his employment, at any time, by providing where practical 6 months, but in no event less than 60 days, written notice (or such lesser notice upon which the Parties may mutually agree, such period the “Resignation Notice Period”) of his retirement date to the Employer. In the event of such termination, the Executive's entitlements will be strictly limited to: (i) his accrued and unpaid Base Salary to be paid up to and including the Termination Date; (ii) any accrued and outstanding vacation pay up to and including the Termination Date; (iii) reimbursement for business expenses properly incurred to the Termination Date, and (iv) any other payments or benefits to which the Executive would be entitled upon termination of employment including without limitation under the terms of the Employer’s benefit plans (together, the “Basic Entitlements”); and (v) a retirement allowance of $1,000,000, payable as salary continuance subject to the timing requirements of Section 409A; with such entitlements being subject to a customary and mutually agreed upon release (the “Release”); provided, that any such payments that otherwise would be paid prior to the date that the Release becomes effective by its terms instead shall be paid within five business days after such effective date, and the remaining such payments shall be paid over the remainder of the applicable payment period; provided, further, that if the period during which the Executive may execute and revoke the Release begins in one calendar year and ends in the next calendar year, then any such payments that otherwise would be paid in such first calendar year instead shall be paid during the first five business days of such next calendar year). Upon receiving such notice, the Employer may excuse the Executive from the performance of his services during the Resignation Notice Period, in which case, the Employer shall provide the Basic Entitlements until the end of the Resignation Notice Period. For clarity, the Executive shall not be entitled to any payment under the Incentive Plans, pro-rated or otherwise, in respect of the fiscal year in which termination occurs.

6.2           Without limiting or otherwise affecting any of the remedies that the Employer may have hereunder or pursuant to applicable laws, the Employer may immediately terminate the Executive's employment, for cause (without notice or payment of compensation in lieu of notice or damages of any kind) by notifying the Executive in writing of such termination and by providing the Executive with only the Basic Entitlements. For clarity, the Executive shall not be entitled to any payment under the Incentive Plans, pro-rated or otherwise, in respect of the fiscal year in which termination occurs. For greater certainty, “cause” will include:

(i)	any unjustified failure by the Executive to perform his duties and responsibilities under this Agreement on a full-time basis, except during periods of legitimate absence specifically provided by this Agreement and/or by statute;

(ii)	any serious misconduct by the Executive, including, but not limited to, any serious and/or negligent violation of the rules, regulations, policies and procedures of the Employer, from time to time in force and which are brought to the Executive's attention or of which he should reasonably be aware;

(iii)	any violation by the Executive of any material provision of this Agreement; or

(iv)	any other omissions, commissions and/or other conduct by the Executive that would constitute cause for summary dismissal at law, in addition to the above specified causes.

6.3           The Employer may terminate this Agreement and the employment of the Executive without cause at any time during the term of this Agreement by delivering written notice to the Executive.

In the event of termination by the Employer without cause, the Executive shall only receive the following:

(i)	the Basic Entitlements with vacation pay being accrued through the Termination Date;

(ii)	a lump sum payment of an amount equal to 24 Months Total Compensation (defined below), less any withholding taxes and other required deductions. Subject to the balance of this paragraph, for purposes of this Agreement, 24 Months Total Compensation shall include the Base Salary and allowances, including allowances contemplated within Section 3, and shall also include payments paid or approved to be paid by the Employer and its subsidiaries, including incentive payments, to the Executive in each case during the 24 months immediately preceding the Termination Date. The Executive may, at his sole discretion, choose to have any amounts above his statutory entitlements paid to his wholly owned companies;

(iii)	the Employer shall continue to pay its premiums to provide for all group insurance benefit plans (as existed on the Termination Date) for twenty-four months following the Termination Date; provided if the Employer cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Parties hereby agree to negotiate in good faith to modify the foregoing provision in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to Executive and the Employer under this clause (iii);

(iv)	all options to purchase shares of the Employer or any affiliate (including VersaBank), if any, held by the Executive shall become exercisable on the Termination Date and shall expire on the earlier of the original expiry date of the options or two years after the Termination Date. Alternatively, at the Executive’s discretion, such options are to be repurchased by the Employer or any affiliate (including VersaBank) at a price calculated as the difference between the option exercise price and the closing price immediately prior to the Termination Date; and

(v)	any other benefit and/or perquisite provided under this Agreement shall continue for twenty-four months following the Termination Date.

The Executive understands and agrees that he will not be entitled to any common law notice or payments in lieu with respect to the termination of his employment in accordance with this Section 6.3 and by entering into this Agreement, the Executive voluntarily waives such notice or payments in lieu.

6.4           The Executive's employment will automatically terminate on his death or Disability (as defined below). For the purpose of this Agreement, "Disability" means a situation where the Executive has been unable, as a direct result of his own illness, injury, disease or other disabling medical condition (physical, emotional or mental), to perform his duties and responsibilities under this Agreement for any consecutive 180-day period. In the event of such termination by way of Disability or death, the Employer’s only obligation shall be to provide the Executive or his estate, as applicable, the: (a) Basic Entitlements and (b) retirement allowance under Section 6.1. For clarity, the Executive shall not be entitled to any payments under the Incentive Plans, pro-rated or otherwise, in respect of the fiscal year in which termination occurs.

6.5           The Executive's employment will terminate, at any time, without any notice or payment of compensation in lieu of notice or damages of any kind, in the event that the Executive and the Board agree in writing to such termination. In the event of such termination, the Executive's entitlements will be strictly limited to receipt of the: (a) Basic Entitlements; and (b) retirement allowance under Section 6.1.

6.6           If the Employer is (i) sold, is subject to a Change of Control, merger or liquidation, that is also a change in the ownership or effective control of the Employer, or a change in the ownership of a substantial portion of the assets of the Employer, within the meaning of Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulation Section 1.409A-3(i)(5) or (ii) if the Employer’s normal operations are changed in such a manner as to eliminate or significantly change the Executive’s services or his Chief Executive Officer position (in each of clauses (i) and (ii) above, other than in connection with an Internal Reorganization), then the Employer will be deemed to have terminated the employment of the Executive and in the case of clause (i) above, the Executive shall be provided with the payment and benefits under Section 6.3 immediately by the Employer to the Executive, and in the case of clause (ii) above, the Executive shall be provided with the payment and benefits under Section 6.3 on the same terms and conditions as set forth in Section 6.3. For the avoidance of doubt, the entitlements under this Section 6.6 shall be in lieu of and not in addition to the termination benefits provided under Section 6.3 of this Agreement.

6.7           The Parties confirm that the provisions in Sections 6.1 to 6.6, inclusive, of this Agreement are fair and reasonable, and are in full satisfaction of any and all entitlements that the Executive may have, pursuant to statute, contract, common law or otherwise, as a result of the termination of the Executive's employment with the Employer. The Parties further agree that, upon any termination of the Executive's employment with the Employer, the Executive will have no action, cause of action, claim, complaint, or demand whatsoever against the Employer, its successors, or assigns, or any of its officers, directors, or agents or any other person, as a consequence of such termination.

6.8           Subject to the provisions of Section 6.3 hereof related to the vesting and expiry of any options held by the Executive, the provisions of the Employer’s (or its affiliates’, including VersaBank’s) Stock Option Incentive Plan shall govern the expiry of any options held by the Executive if there is a termination of the employment of the Executive with the Employer.

7.0 - CONFIDENTIALITY

7.1           Subject to the Employee Protections (as defined below), the Executive agrees not to use, sell, circulate or otherwise distribute to any Person, or in any way disclose to any Person or to the public, any Confidential Information acquired by him during his relationship with the Employer, whether as a shareholder, officer or employee. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with the Employer and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Employer and the Business.

7.2           Subject to the Employee Protections, notwithstanding any provision hereof, the Executive shall not, at any time while an employee of the Employer or at any time thereafter, use, discuss or disclose to any Person Confidential Information which constitutes a trade secret of the Employer or the Business.

7.3           Any document or work assembled or composed by the Employer or VersaBank which contains Confidential Information shall constitute and be treated as Confidential Information. The Executive shall not publish or be involved in the publication of any material containing Confidential Information.

7.4           Any document or work composed, assembled or produced by the Executive, containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be treated as such. The Executive shall not publish or allow the publication of any material containing Confidential Information without the prior written consent of the Employer.

7.5           During and after the Term of this Agreement, the Executive will not remove from the Employer’s premises or the Executive’s home office any documents, records, files, notebooks, customer lists, supplier lists, correspondences, computer printouts, computer programs, computer software, price lists, microfilm or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duties shall require, and in such cases will promptly return such items to the Employer. Upon termination of this Agreement, all such items, including summaries or copies thereof, then in the Executive's possession, shall be immediately returned to the Employer and the Executive represents that he will not retain in his possession any such documents, records, files, notebooks, customer lists, supplier lists, correspondences, computer printouts, computer programs, computer software, price lists, microfilm or other similar documents containing Confidential Information.

7.6           Nothing in this Agreement or otherwise limits, restricts, or in any other way affects the Executive’s communicating with any governmental agency or entity, including the U.S. Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower or any similar Canadian entity (whether federal, provincial or territorial), or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires the Executive to provide notice to the Employer with notice of the same. None of the Employer nor VersaBank or any of their respective affiliates or subsidiaries may retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other governmental entity. Moreover, nothing in this Agreement or otherwise prohibits the Executive from notifying the Employer that the Executive is going to make a report or disclosure to law enforcement. Pursuant to the Defend Trade Secrets Act of 2016, the Parties hereto acknowledge and agree that the Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding. In addition, if the Executive files a lawsuit for retaliation by the Employer, VersaBank or any of their respective affiliates or subsidiaries for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means. The provisions set forth in this Section 7.6 are collectively referred to as the “Employee Protections”.

7.7          The Executive recognizes and agrees that any banking related ideas, inventions, enhancements, plans, writings, and other developments or improvements (the "Inventions") conceived by the Executive, alone or with others, during the Term of his employment with the Employer, whether or not during working hours, that are within the scope of the Employer's business operations or that relate to any of the Employer’s work or projects, are the sole and exclusive property of the Employer.

7.8           The Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Employer, regardless of whether such information was developed, purchased, acquired or otherwise obtained by the Employer, its affiliates or the Executive; and

7.9           The Executive agrees to furnish to the Employer, on demand, at any time during the Term of this Agreement and upon termination of this Agreement, his records, notes, computer printouts, computer programs, computer software, supplier lists, micro-film, plans, drawings, or any other documents related to the Business, including originals and copies thereof.

7.10         Notwithstanding the aforementioned provisions, nothing in this Section shall prevent the Executive from using, sharing, discussing, circulating, distributing or disclosing Confidential Information to a subsidiary or affiliate of the Employer as long the Executive has a valid Executive Agreement in place with Employer and such use, sharing, discussion, circulation, distribution and disclosure of Confidential Information is necessary for the Business.

8.0 - NON-SOLICITATION OF EMPLOYEES

8.1           The Executive shall not (without the prior written consent of the Board), during the Term of this Agreement and for a period of 12 months following the termination of this Agreement, for any reason, on his own behalf or on behalf of any other Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person or whether in connection with any endeavour, activity or business in competition with the Business or not:

(a)           solicit the employment or engagement of or otherwise entice away from the employment of the Employer any individual who is employed by the Employer or VersaBank or any of their respective subsidiaries at the time of termination of this Agreement or who was employed by the Employer or VersaBank or any of their respective subsidiaries within the 6 months preceding the termination of this Agreement; or

(b)           assist any Person to solicit the employment or engagement of or otherwise entice away from the employment of the Employer or VersaBank or any of their respective subsidiaries any individual who was employed by the Employer or VersaBank or any of their respective subsidiaries at the time of the termination of this Agreement or within the 6 months preceding the termination of this Agreement.

For clarity, the placement by the Executive of advertising in a newspaper, magazine, recruitment website, online or social medial platform, or other publication of general circulation (save and except LinkedIn post targeted at a specific individual who is employed by the Employer or VersaBank or any of their respective subsidiaries at the time of termination of this Agreement or who was employed by the Employer or VersaBank or any of their respective subsidiaries within the 6 months preceding the termination of this Agreement, which would constitute a solicitation), or the engagement of a personnel search agency by the Executive generally (i.e. not specifically in respect of the Employer), that results in an employee or other individual engaged by the Employer leaving the employment of or engagement with the Employer shall not be considered a violation of this Section 8.1.

9.0 - NON-SOLICITATION OF CUSTOMERS, PROSPECTIVE CUSTOMERS OR SUPPLIERS

9.1           The Executive shall not, during the Term of this Agreement and for a period of 12 months following the termination of this Agreement, for any reason, on his own behalf or on behalf of any other Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, solicit the business of (or assist in the soliciting of the business of) any Customer, Prospective Customer or Supplier for any purpose which is competitive with the Business, including for the purpose of having a Customer, Prospective Customer or Supplier cease doing business with the Employer or VersaBank.

9.2           The Executive shall not, during the Term of this Agreement and for a period of 12 months following the termination of this Agreement, use any of the Employer’s or VersaBank’s resources including its employees other than for the Business.

9.3           For the purposes of this Agreement, “Customer” means any Person who, during the Term (including, for certainty, any portion of the Resignation Notice Period), or in the case of termination of employment (for any reason), within the twelve (12) month period immediately preceding the Termination Date, has purchased, leased or licensed from the Employer or its affiliates (including VersaBank), with the Executive’s assistance, any product or services produced, sold, licensed, or distributed by the Employer or VersaBank in respect of the Business; “Prospective Customer” means (i) any Person solicited by the Executive on behalf of the Employer and its affiliates (including VersaBank) for any purpose relating to the Business at any time during the Term (including, for certainty, any portion of the Resignation Notice Period), and in the case of termination of employment (for any reason), within the twelve (12) month period immediately preceding the Termination Date; or (ii) any Person solicited by the Employer or VersaBank with the Executive’s knowledge for any purpose relating to the Business at any time during the Term (including, for certainty, any portion of the Resignation Notice Period), and in the case of termination of employment (for any reason), within the twelve (12) month period immediately preceding the Termination Date; and “Supplier” means any Person who, during the Term (including, for certainty, any portion of the Resignation Notice Period), or in the case of termination of employment (for any reason), within the twelve (12) month period immediately preceding the Termination Date, has sold to the Employer or its affiliates (including VersaBank), with the Executive’s assistance, any products or services that are or may be used by the Employer or VersaBank as an integral part of the Business.

10.0 – RECOGNITION

10.1	The Executive hereby further recognizes and expressly acknowledges that:

(i)  the application of the aforesaid Article 7, Article 8, or Article 9, in conjunction with the other provisions of this Agreement, will not have the effect of prohibiting the Executive from earning a living in a satisfactory manner in the event of termination of this Agreement; and

(ii)  the Employer would be subject to an irreparable prejudice should one or several of the said Articles be infringed or should any of the Executive's obligations thereunder be breached.

10.2         The Executive hereby recognizes and expressly acknowledges that the said Articles grant to the Employer only such reasonable protection as is admittedly necessary to preserve the legitimate interests of the Employer, and the Executive equally recognizes, in this respect, that the description of the Business is reasonable.

11.0 - GENERAL PROVISIONS

11.1         Assignment. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns. The Executive shall not be entitled to assign this Agreement without the prior written consent of the Board.

11.2         Survival. Upon termination of this Agreement, Article 7, Article 8, Article 9, Article 10, and Article 11 shall continue to be in full force and effect for the term specified therein.

11.3         Severability. Any Article, Section or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed here from and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof.

11.4         Entire Agreement. This Agreement, together with any agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written of the Parties, and there are no representations, warranties, terms, conditions or other agreements, expressed or implied, statutory or otherwise, between the Parties in connection with the subject matter hereof, except as specifically set forth herein and therein. The Parties agree that the Former Agreement is replaced and superseded by this Agreement with respect to all matters concerning the employment relationship subsequent to June 16, 2025.

11.5         Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

11.6         Notice. Any notice to be made or given in connection with this Agreement will be made or given in writing and may be made or given by personal delivery or by registered mail or courier (with all delivery charges prepaid) and addressed:

(a) for the Executive, to the Executive at his last known address, and

(b)  for the Employer, to a director of the Employer who is not the Executive (or to the General Counsel where there is no director who is not the Executive), at the head office address of the Employer.

11.7         Dispute Resolution. The Parties agree that, to the fullest extent permitted by law, they will settle any dispute, controversy, or claim relating to the application or interpretation of this Agreement, which they are unable to settle through direct negotiations, as follows:

a)	Arbitration. Both Executive and the Employer agree to submit any and all disputes, controversies, or claims based upon, relating to, or arising from this Agreement (other than certain claims referenced in Section 11.7(c)) or the terms, interpretation, performance, breach, or arbitrability of this Agreement, Executive’s employment with the Employer or any termination thereof (each, a “Covered Claim”) to final and binding arbitration before a single neutral arbitrator in Volusia, Florida. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the applicable rules (the “Rules”) for the resolution of employment disputes of the American Arbitration Association (“AAA”) (such rules previously referred to as the National Rules for the Resolution of Employment Disputes). The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. The Employer shall bear AAA’s administrative fees and the arbitrator’s fees and costs. The Executive shall be entitled to prompt advancement of any and all reasonable costs and expenses (including without limitation attorneys’ fees, and other professional fees and charges) incurred by him in connection with any such Covered Claim, or in connection with seeking to enforce his rights under this Section 11.7(a), any such advancement to be made within forty-five (45) days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. To the extent that it is determined by the arbitrator that the Employer substantially prevailed in respect of the Covered Claims, the Executive shall promptly reimburse the Employer all such costs and expenses. This Section 11.7(a) is intended to be the exclusive method for resolving any and all claims by Executive or the Employer against each other for payment of damages under this Agreement; provided, however, that neither this Agreement nor the submission to arbitration shall limit the Executive’s or the Employer’s right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Both Executive and the Employer expressly waive their respective rights to a jury trial. Pending the resolution of any Covered Claim hereunder, the Executive (and his beneficiaries) shall continue to receive all payments and benefits that are then due under this Agreement and that are not the subject of a good faith dispute, unless the arbitrator determines otherwise.

b)	Injunctive Relief. Nothing herein shall preclude any Party from seeking injunctive relief in the event that the Party perceives that without such injunctive relief, serious harm may be done to the Party.

c)	This agreement to arbitrate does not apply to disputes or claims related to workers’ compensation or employment insurance benefits, unfair labour practice complaints, or any disputes or claims that are expressly excluded from arbitration by applicable provincial or federal statute. Such claims may be brought before an administrative agency or tribunal, but only to the extent applicable law permits access to such an agency or tribunal notwithstanding the existence of an agreement to arbitrate.

11.8         No Waiver of Rights. The failure or delay of a Party to require performance of any provision or to resort to any remedy provided under this Agreement shall in no way affect the right of that Party to require performance or to resort to a remedy at a later time, nor shall the waiver by a Party of a breach be deemed to be a waiver of any subsequent breach. Any waiver or consent from a Party with respect to any provision of this Agreement or any other aspect of the other Party’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which it is given and shall not be deemed, regardless of the frequency, to be a further or continuing waiver or consent.

11.9         Co-operation. The Executive agrees that, both during the Term of and after termination of this Agreement, he shall, at the request of the Employer, render all assistance and perform all lawful acts that the Employer considers necessary or advisable in connection with any litigation, investigation or regulatory measures involving the Employer and any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Employer.

11.10       Amendments. No supplement, modification or waiver of this Agreement shall be binding unless duly executed in writing by the Parties to be bound thereby.

11.11       Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Florida, without giving effect to any principles of conflicts of law, whether of the State of Florida or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

11.12       Acknowledgement. Without intending to limit the remedies available to the Employer, the Executive acknowledges that:

(a)           a breach of any of the covenants contained in this Agreement may result in material irreparable injury to the Employer, for which there is no adequate remedy at law;

(b)	it will not be possible to measure damages for such injuries precisely; and

(c)          in the event of such a breach or threat thereof, the Employer shall be entitled to obtain any or all of a temporary restraining order and a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Agreement, or such other relief as may be required to enforce specifically any of the covenants in this Agreement.

11.13       Non-Applicability of Employment Standards. For the avoidance of doubt, the Executive waives all rights that the he may have under the Canada Labour Code or out of any other statutes and/or legislation relating thereto (collectively, the “CLC”) and he acknowledges and agrees that Employer and any of its subsidiaries or affiliates shall have no obligations with respect to the CLC and that the statutory provision with respect to the CLC shall not apply under any circumstances.

11.14	Section 409A

(a)         It is intended that any amounts payable under this Agreement and the Employer’s and the Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A, so as not to subject the Executive to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under a benefit plan or agreement that is sponsored or maintained by the Employer and any of their subsidiaries would trigger any additional tax, penalty or interest imposed by Section 409A, the Employer shall use reasonable efforts to modify such plan or agreement to the extent necessary to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)          If at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under Section 6 in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Employer in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Employer to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(c)         Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

11.15       Section 280G. If the present value of the Executive’s severance payments under Section 6.6  (incorporating Section 6.3), either alone or together with other payments which the Executive has the right to receive from the Employer (the “Benefits”), would constitute a “parachute payment” as defined in Section 280G of the Code, then the Executive’s Benefits shall be either:

(a)	provided to the Executive in full, or

(b)           provided to the Executive only as to such lesser extent that would result in no portion of such Benefits being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state, and local income and employment taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Benefits may be taxable under the Excise Tax. Unless the Employer and the Executive otherwise agree, any determination required under this Section 11.15(b) shall be made in writing in good faith by the Employer’s independent accounting firm or such other nationally or regionally recognized accounting firm selected by the Employer (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Employer for all purposes. In the event that a reduction to the Benefits under this Section 11.15(b), the reduction shall apply first to the Benefits that are not deferred compensation subject to Section 409A and the Executive shall be given the choice, subject to approval by the Employer, of which of such Benefits to reduce; provided, that such reduction achieves the result specified in clause (b) of this Section 11.15(b). If a reduction in the Benefits that are subject to Section 409A is required, such Benefits shall be reduced pro rata, but with no change in the time at which such Benefits shall be paid. For purposes of making the calculations required by this Section 11.15(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. the Employer and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11.15(b). The Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.15(b).

11.16       This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, it being understood that all of the parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other party.

11.17       The Executive hereby acknowledges having read and understood all of the provisions of this Agreement and agrees to be fully bound by all of the terms, conditions and covenants contained in this Agreement. The Executive acknowledges that he has obtained, or has had the opportunity to obtain, independent legal advice in connection with the terms and conditions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

VERSAHOLDINGS US CORP.

Per:	/s/ David Bratton
David Bratton
Chair, Conduct Review, Governance &
Human Resources Committee, VersaBank

Per:	/s/ Gabrielle Bochynek
Gabrielle Bochynek
Member, Conduct Review, Governance &
Human Resources Committee, VersaBank

DAVID ROY TAYLOR

/s/ Stacey Stokley	/s/ DAVID ROY TAYLOR
Witness	Signature